UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 11, 2015

HERITAGE COMMERCE CORP
(Exact name of registrant as specified in its charter)

California	000-23877	77-0469558
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 Almaden Boulevard, San Jose, CA	95113
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (408) 947-6900

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07        Submission of Matters to a Vote of Security Holders.

On August 11, 2015, Heritage Commerce Corp (the “Company”) held a special meeting of shareholders. As of June 23, 2015, the record date for the special meeting, there were 26,596,094 shares of common stock outstanding entitled to vote on all proposals presented at the special meeting and a total of 20,411,439 shares (76.75%) were represented at the special meeting. At the special meeting, the Company’s shareholders (i) approved the merger and the issuance of shares of the Company’s common stock to the shareholders of Focus Business Bank pursuant to the Agreement and Plan of Merger and Reorganization, dated as of April 23, 2015, by and among the Company, Heritage Bank of Commerce and Focus Business Bank, and (ii) approved one or more adjournments to permit further solicitation of proxies in favor of the foregoing proposal, if required. The following are the voting results of each matter submitted to the Company’s shareholders at the special meeting:

1.         Approval of the merger and issuance of the Company’s shares of common stock to the shareholders of Focus Business Bank in connection with the merger with Focus Business Bank.

Votes
For	20,341,748
Against	39,860
Abstain	29,831
Broker Non-Votes	-

2.         Approval of adjournments to solicit additional proxies, if required.

Votes
For	19,543,607
Against	831,875
Abstain	35,957
Broker Non-Votes	-

Item 8.01        Other Events.

On August 11, 2015 at a special meeting, the shareholders of Focus Business Bank approved the merger transaction with the Company and Heritage Bank of Commerce. The Company has received all necessary regulatory approvals to complete its acquisition of Focus Business Bank and merger of Focus Business Bank with and into Heritage Bank of Commerce. The merger is subject to some additional customary closing conditions and the Company expects the merger to close by the end of the third quarter of 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HERITAGE COMMERCE CORP

DATED: August 12, 2015	By:	/s/ Walter T. Kaczmarek
Walter T. Kaczmarek
President and Chief Executive Officer